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                            CERTIFICATE OF AMENDMENT
                                STOCK CORPORATION
                      Office of the Secretary of the State
           30 Trinity Street/ P.O. Box 150470/Hartford, CT 06115-0470

1.    NAME OF CORPORATION:

      R. M. Services, Inc.

2.    THE CERTIFICATE OF INCORPORATION IS:

      Amended and Restated.

3.    TEXT OF EACH AMENDMENT/RESTATEMENT:

      Attached as Attachment I is the Amended and Restated Certificate of Incorporation of R. M. Services, Inc. reflecting Amendments to Sections 3, 4 and 6.

4.    VOTE INFORMATION:

      The resolution was approved by shareholders as follows:

      The issued and outstanding shares of the capital stock of the Corporation consists of 200 shares of Common Stock, without par value and are held by a sole Shareholder.

      Upon the recommendation of the Board of Directors, on May 31, 2001 the sole Shareholder of the Corporation approved the Amendments to Sections 3, 4 and 6 and the Amended and Restated Certificate of Incorporation set forth herein by voting all shares held by it in favor of approval.

5.    EXECUTION:

      Dated this 28th day of June, 2001.

Murry K. Staples         President and Sole Director        /s/ Murry K. Staples


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Attachment I: Amended and Restated Certificate of Incorporation of R. M.
Services, Inc.

                              STATE OF CONNECTICUT

                             SECRETARY OF THE STATE

1.    The name of the corporation is R.M. SERVICES, INC.

2. The nature of the business to be transacted, or the purposes to be promoted or carried out by the corporation, are as follows:

            To engage in the business of collecting or receiving for payment for others of any account, bill or other indebtedness from a consumer debtor.

            To engage in any lawful act or activity for which corporations may be formed under the Stock Corporation Act of the State of Connecticut, including, without limitation, such other business and the purposes of the corporation as described above. The enumeration of specific powers shall not be taken to limit or abridge the general powers of the corporation.

3. The designation of each class of shares, the authorized number of shares of each such class, and the par value (if any) of each share thereof are as follows:

      There shall be two classes of capital stock:

      70,000 authorized shares of common stock, without par value ("Common Stock"); and

      11,000 authorized shares of preferred stock, stated value $1,000 per share ("Preferred Stock").

4. The terms, limitations and relative rights and preferences of each class of shares and series thereof (if any) are as follows:

      A. Except as required by law or by the provisions hereinafter set forth with respect to the Preferred Stock, the Common Stock shall be entitled to one vote per share and shall vote together with the Preferred Stock as a single class on all matters submitted to the vote of shareholders, the Common Stock as a class having 90 percent of such total voting power and the Preferred Stock as a class having 10 percent of such voting power.


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      B. The rights, terms, limitations and relative rights and preferences of the Preferred Stock are as follows:

            1. Designation; Rank. The Preferred Stock shall have a stated value of $1,000 per share (the "Stated Value") and shall rank senior to all other classes of the capital stock of the Corporation.

            2. Definitions. For the purposes of this Certificate of Incorporation, the following definitions apply:

            "Agreement" shall mean the Agreement and Plan of Recapitalization of R.M. Services, Inc. dated as of June 30, 2001 among the Corporation and certain other parties, a copy of which is on file with the Secretary of the Corporation.

            "Board" shall mean the Board of Directors of the Corporation.

            "Business Day" shall mean any day that is not a Saturday, Sunday or day on which banks in Connecticut are required or permitted to be closed.

            "Capital Stock" shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited), and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

            "Common Equity" shall mean at any time all shares of Common Stock issued and outstanding and all shares of Common Stock issuable or reserved for issuance for any purpose (whether pursuant to Rights, Warrants, convertible instruments, stock option plans, or otherwise) but not including shares reserved for issuance upon exercise of the Existing Warrant or upon conversion of Preferred Stock.

            "Common Stock" shall mean the Common Stock, without par value, of the Corporation.

            "Conversion Notice" shall have the meaning set forth in Section 5.1(a).

            "Conversion Price Formula" shall mean the calculation to be made to determine the number of shares of Common Stock issuable at any time upon conversion of shares of Preferred Stock and shall be equal to the product of:

                              Common Equity                  minus Common Equity
            ------------------------------------------------
            [1 - (Cumulative Obligations / 2,000,000) x 0.1]


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            but not more than 70 percent of shares of Common Stock outstanding, after issuance.

By way of example only, if there were hypothetically Cumulative Obligations of $17,000,000 and Common Equity of 10,000 shares (all of which are issued), the calculation would be 10,000 divided by (1 minus 17 divided by 2 times .1) minus 10,000, or 56,666 shares issuable upon conversion, which would constitute approximately 85% of total Common Stock outstanding (56,666 divided by 66,666), which would be reduced to a maximum of 70% of total Common Stock outstanding after issuance.

            "Cumulative Obligations" shall mean at any time the sum of the aggregate Redemption Price of all shares of Preferred Stock required to be redeemed pursuant to Section 7.2(a) and 7.2(b) hereof but not so redeemed plus all amounts paid or demanded to be paid under the YES Guaranty (as such term is defined in the Agreement) or under any other obligations of the Corporation guaranteed by any holder of Preferred Stock or the Existing Warrant or any affiliate of any such holder.

            "Current Market Price" shall mean $0.10 per share of Common Stock or such other amount as shall be determined by the Board and the holders of a majority of the shares of Preferred Stock.

            "Debt" shall mean at any time, without duplication, (i) all items (except items of capital stock, capital surplus and retained earnings) which in accordance with generally accepted accounting principles would be included in determining total liabilities of Corporation as shown on the liability side of a balance sheet of Corporation as at the date on which Debt is to be determined;
(ii) all obligations secured by any Lien to which any property or asset owned or held by the Corporation is subject, whether or not the obligation secured thereby shall have been assumed by the Corporation; (iii) all obligations of any other person or entity which the Corporation has directly or indirectly guaranteed or for which the Corporation becomes contingently liable; (iv) the face amount of all outstanding letters of credit issued for the account of the Corporation and, without duplication, all drafts drawn thereunder and not yet reimbursed; and (v) lease obligations of the Corporation which, in accordance with generally accepted accounting principles should be capitalized.

            "Dividend Payment Date" shall mean each June 30, September 30, December 31 and March 31 of each year.

            "Excess Free Cash Flow" shall mean for any period the amount equal to the sum of the following items (each as determined in accordance with GAAP) in such period (i) the Corporation's net income (or loss) for such period, plus
(ii) the Corporation's depreciation and amortization (including, without limitation, amortization of goodwill) to the extent deducted in determining net income (or loss), plus (iii) Federal, state and local income taxes accrued but not paid by the Corporation (to the extent not otherwise reflected


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in Working Capital), minus (iv) expenditures for equipment and assets required to be capitalized under GAAP and (v) either (a) minus the amount by which Working Capital at Prior Quarter End exceeds Working Capital at the last day of the fiscal quarter of the Corporation immediately preceding Prior Quarter End or
(b) plus the amount by which Working Capital at Prior Quarter End is less than Working Capital at the last day of the fiscal quarter of the Corporation immediately preceding Prior Quarter End.

            "Existing Warrant" shall mean the Common Stock Purchase Warrant dated as of June 30, 2001 issued by the Corporation to purchase shares of Common Stock.

            "Fair Market Value" shall mean the fair market value, as determined by the Board, whose determination in good faith shall be conclusive.

            "Fundamental Change" shall mean any transaction or event, including any merger, consolidation, sale or assets, tender or exchange offer, reclassification, compulsory share exchange or liquidation, in which all or substantially all outstanding shares of Common Stock are converted into or exchanged for stock, other securities, cash or assets.

            "GAAP" shall mean generally accepted accounting principles in the United States as in effect from time to time.

            "Interest Expense" shall mean for any period all amounts paid or accrued by the Corporation (i) for dividends on the Preferred Stock and (ii) whether as interest, late charges, service fees, or other charge for any Debt.

            "Lien" shall mean any mortgage, deed of trust, lien, pledge, assignment, security interest, encumbrance or any transfer intended as security, including, without limitation, any conditional sale or other title retention agreement.

            "Liquidation Event" shall mean, with respect to any Person, any of the following events: (a) the commencement by such Person of a voluntary case under the bankruptcy laws of the United States, as now or hereafter in effect, or the commencement of an involuntary case against such Person with respect to which the petition shall not be controverted within 15 days, or be dismissed within 60 days, after commencement thereof; (b) the appointment of a custodian for, or the taking charge by a custodian of, all or substantially all of the property of such Person; (c) the commencement by such Person of any proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to such Person; (d) the commencement against such Person of any proceeding set forth in the preceding clause (c), that is not controverted within 10 days thereof and dismissed within 60 days after the commencement thereof; (e) the adjudication of such Person as insolvent or bankrupt, or the adoption by such Person of a plan of liquidation, (f) a reduction or decrease in the Capital Stock resulting in a distribution of assets to holders of any class or series of the Capital Stock, (g) the filing of a certificate of dissolution in respect of the Corporation with the Secretary of State of the


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State of Connecticut; in any of cases (b) through (f) above and (h) in a single transaction or series of related transactions; and (h) the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the Corporation's property or assets or the consolidation, merger or amalgamation of any Person with or into the Corporation.

            "Liquidation Preference" shall have the meaning set forth in Section 4.

            "Measuring Date" shall have the meaning set forth in Section 5.2(a).

            "Original Issue Date" shall mean June 30, 2001.

            "Person" shall mean an individual, corporation, trust, partnership, joint venture, unincorporated organization, limited liability company, government agency or any agency or political subdivision thereof, or other entity.

            "Prior Quarter End" shall mean the last day of the fiscal quarter of the Corporation on or immediately preceding the date for which a calculation of Excess Free Cash Flow is made.

            "Redemption Price" shall have the meaning set forth in Section 7.1.

            "Rights" shall have the meaning set forth in Section 5.2(c).

            "Warrants" shall have the meaning set forth in Section 5.2(c).

            "Working Capital" shall mean at any time the excess of current assets over current liabilities (determined in accordance with GAAP) of the Corporation and reflected on its books and records and on the financial statements required to be delivered pursuant to Article III of the Agreement.

            3. Dividend Rights.

                        3.1 Payment and Accrual.

                        (a) The holders of shares of Preferred Stock shall be
            entitled to receive, out of any funds legally available therefor, cumulative dividends accruing from the Original Issue Date at a rate per share equal to five percent (5%) per annum multiplied by the Stated Value per share of the Preferred Stock. Dividends shall be payable from and to the extent of Excess Free Cash Flow, on each Dividend Payment Date from and after the second anniversary of the Original Issue Date to holders of record of shares of Preferred Stock as they appear in the Corporation's stock records at the close of business on the Dividend Payment Date.


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                        (b) To the extent not paid, dividends shall accumulate
            from the second anniversary of the Original Issue Date on a daily (but not compounded) basis, whether or not there are funds legally available for the payment of such dividends, whether there is Excess Free Cash Flow available for the payment of dividends and whether or not dividends are declared.

                        (c) All dividends paid with respect to shares of the
            Preferred Stock pursuant to this Section 3.1 shall be paid pro rata to the holders thereof entitled thereto based on their respective numbers of shares of Preferred Stock.

                        (d) Accrued but unpaid dividends for any past dividend
            period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of Preferred Stock of record on such date not more than 30 days prior to the payment thereof, as may be fixed by the Board.

                        (e) Dividends payable on shares of the Preferred Stock
            for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months. If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day.

                        (f) Each fractional share of Preferred Stock outstanding
            shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Preferred Stock and all of such dividends with respect to such outstanding fractional shares shall be fully cumulative and shall accrue (whether or not declared) and shall be payable in the same manner and at such times as provided for in this Section 3.1 with respect to dividends on each outstanding share of Preferred Stock.

                        3.2 Ranking. So long as any shares of Preferred Stock
            are outstanding, the Corporation shall not (a) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any shares of Common Stock or (b) redeem, purchase or otherwise acquire for consideration shares of Common Stock through a sinking fund or otherwise.

            4. Liquidation Rights and Preferences.

                        4.1 Distribution to Preferred Stock. Except as set forth
            in Section 4.2, upon the occurrence of any Liquidation Event, the holders of the Preferred Stock shall be entitled to receive assets and funds of the Corporation prior and in preference to any distribution of any of such assets and funds to the holders


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            of the Common Stock. Except as set forth in Section 4.2, upon the occurrence of any Liquidation Event, the holders of the Preferred Stock shall receive an amount per share equal to the Stated Value of such share plus any declared or accumulated but unpaid dividends for each share of Preferred Stock held by them (the "Liquidation Preference"). If the assets and funds available for distribution to the holders of the Preferred Stock upon a Liquidation Event shall be insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled, then the entire assets and funds of the Corporation legally available for distribution shall be distributed to the holders of the Preferred Stock and any amounts so distributed in respect of Preferred Stock shall be distributed among the holders of Preferred Stock in proportion to the shares of Preferred Stock then held by them. After payment in full of the Liquidation Preference, the holders of the Preferred Stock shall not be entitled to any further participation in any distribution of assets.

                        4.2 Distribution to Preferred Stock and Common Stock.
            Notwithstanding the provisions of Section 4.1 above, upon (a) the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the Corporation's property or assets, (b) the consolidation, merger or amalgamation of any Person with or into the Corporation or
            (c) the sale of all of the issued and outstanding shares of the Capital Stock of the Corporation (in each case under (a), (b) and (c) above to or with a Person that is not an Affiliate of the Corporation or any shareholder of the Corporation), then in any such event the total proceeds or other consideration received in any such transaction shall be allocated thirty percent to the Common Stock (without giving effect to the Existing Warrant or any exercise thereof) and seventy percent to the Preferred Stock (and the Existing Warrant and any Common Stock issued upon exercise thereof), but only after payment or provision for payment of all liabilities of the Corporation (reflected on its books and records, determined in accordance with GAAP, contingent, contractual, or otherwise, including but not limited to payment of all amounts paid and not reimbursed by the Corporation or demanded to be paid under the YES Guaranty (as defined in the Agreement) or under any other guaranty for the benefit of the Corporation, but excluding any unpaid portion of the Redemption Price).

            5. Conversion. The outstanding shares of Preferred Stock shall be converted into Common Stock as follows:

                        5.1 Conversion Events:

                              (a) Upon delivery of notice to the Corporation by
                  holders of at least a majority of the outstanding shares of Preferred Stock, as they appear in the then current stock records of the Corporation (a "Conversion Notice"), such number of outstanding shares of Preferred Stock set forth in the Conversion Notice and accrued and unpaid dividends thereon shall be


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                  converted into fully paid and nonassessable shares of Common
                  Stock without the need for any further action by the holders of such shares and whether or not the certificates representing such shares of Preferred Stock are surrendered to the Corporation or its transfer agent. The conversion of the Preferred Stock shall be deemed to have occurred at the close of business on the date of delivery of the Conversion Notice. The Conversion Notice shall be deemed to have been delivered
                  (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by telex, facsimile, or other wire transmission, (iii) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one day after being deposited with a reputable overnight courier.

                              (b) Upon the conversion of Preferred Stock
                  pursuant to this Section 5, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent therefor accompanied by a written notice specifying the name or names in which the holder wishes the certificate or certificates for Common Stock to be issued. If the notice specifies a name or names other than that of the holder, the notice must be accompanied by payment of all transfer taxes payable upon the issuance of the shares of Common Stock in that name or names. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such notice, a certificate or certificates, as applicable, for the number of shares of Common Stock into which the shares of Preferred Stock surrendered, were convertible on the date that such conversion occurred.

                              (c) Upon the conversion of Preferred Stock
                  pursuant to this Section 5, the shares of Preferred Stock shall cease to accrue dividends.

                              (d) No fractions of shares of Common Stock shall
                  be issued in connection with the conversion of the Preferred Stock. However, the Corporation shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the Conversion Price. If more than one certificate evidencing shares of Preferred Stock shall be surrendered for conversion by the same holder, the number of shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered.

                        5.2 Conversion Formula and Adjustments. Each share of
            Preferred Stock and accrued and unpaid dividends thereon converted in accordance with Section 5.1 above shall be converted into such number of shares of Common Stock as shall be determined by application of the Conversion Price Formula. In application of the Conversion Price Formula, the amount of Common Equity utilized in application of the Conversion Price Formula will be subject to adjustment from time to time as follows:


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                              (a) Stock Splits and Combinations. If the
                  Corporation should at any time or from time to time after the Original Issue Date fix a record date for the effectuation of a split, subdivision, reverse split or combination of the outstanding shares of Common Stock or issuance of Capital Stock of the Corporation by reclassification of the shares of common Stock of the Corporation, then, the amount of Common Equity in effect immediately prior to the earlier of such record date or the date of such split, subdivision, reverse split, combination or reclassification (the "Measuring Date"), shall be adjusted so that each holder of Preferred Stock shall be entitled to receive the number of shares of Common Stock or other securities that the holder would have owned or been entitled to receive after the Measuring Date had those shares of Preferred Stock been converted into Common Stock immediately prior to the Measuring Date.

                              (b) Stock Dividends in Common Stock. If the
                  Corporation should at any time or from time to time after the Original Issue Date pay a dividend or make a distribution in shares of Common Stock on any class of Capital Stock (except the Preferred Stock), the amount of Common Equity shall be increased to reflect the number of shares of Common Stock issued in that dividend or distribution.

                              (c) Issuance of Rights or Warrants. If the
                  Corporation should at any time or from time to time issue to all holders of Common Stock rights or warrants entitling those holders to subscribe for or purchase Common Stock at a price per share less than the Current Market Price ("Rights" or "Warrants", respectively), the amount of Common Equity in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive those Rights or Warrants will be increased to reflect dilution in the value of a share of Common Stock from Current Market Price to such subscription price for each share of Common Stock issued or issuable pursuant to Rights or Warrants.

                              (d) Distribution of Indebtedness, Capital Stock or
                  Assets. If the Corporation should at any time or from time to time distribute to all holders of Common Stock, whether by dividend or in a merger, amalgamation or consolidation or otherwise, evidences of indebtedness, shares of Capital Stock, cash or assets, other than Common Stock, Rights or Warrants or a dividend payable exclusively in cash, the amount of Common Equity in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution shall be increased to reflect dilution, if any, effected by the Current Market Price being more than Fair Market Value for each share of Common Stock issued or issuable in any such distributions.


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                              (e) Fundamental Changes. If a Fundamental Change
                  occurs, the holder of each share of Preferred Stock outstanding immediately before that Fundamental Change occurred shall have the right upon any subsequent conversion to receive, but only out of legally available funds, to the extent required by applicable law, the kind and amount of stock, other securities, cash and assets that that holder would have received if that share had been converted immediately prior to the Fundamental Change.

                        5.3 No Impairment. The Corporation shall not avoid or
            seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all time in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

            6. Voting Rights and Related Provisions.

                        6.1 Limitation on Voting. In addition to such voting
            rights as required by law and as set forth in this Section 6 below, the Preferred Stock shall be entitled to one vote per share and shall vote together with the Common Stock as a single class on all matters subject to the vote of shareholders, the Common Stock as a class having 90 percent of such total voting power and the Preferred Stock as a class having 10 percent of such voting power.

                        6.2 Class Voting. Unless the consent or approval of a
            greater number of shares shall then be required by law, the affirmative vote of the holders of at least a majority of the outstanding shares of Preferred Stock, voting separately as a single class, in person or by proxy, at a special or annual meeting of stockholders called for the purpose, shall be necessary to (a) authorize, increase the authorized number of shares of, or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification), any shares of any class or classes of Capital Stock (except upon conversion of Preferred Stock or exercise of the Existing Warrant), (b) authorize, adopt or approve any amendment to the Certificate of Incorporation, or (c) effect any Fundamental Change.

                        6.3 Additional Director. If on any date (a) the
            Corporation shall have failed to satisfy its obligation to convert shares of Preferred Stock pursuant to Section 5 or (b) a Forfeiture Event (as defined in the Agreement) shall have occurred, then the number of directors constituting the Board shall, without further action, be increased by one and the holders of shares of Preferred Stock shall have, in addition to the other voting rights set forth herein, the exclusive right, voting separately as a single class, to elect a director of the Corporation to fill such newly created directorship, by written consent as provided herein, or at a special meeting of such holders called as provided herein. Any such additional director shall continue as a director and the holders of Preferred Stock shall have such additional


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            voting rights until such time as (i) any conversion obligation provided in Section 5 that has become due shall have been satisfied and (ii) the Preferred Stock shall have been redeemed in full, at which time such additional director shall cease to be a director.

                        6.4 Manner of Voting.

                              (a) The right of holders of shares of Preferred
                  Stock to take any action as provided in Section 6.2 or 6.3 may be exercised at any annual meeting of stockholders or at a special meeting of holders of shares of Preferred Stock held for such purpose as hereinafter provided or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of the minimum number of shares required to take such action, which shall be a majority of the outstanding shares of Preferred Stock unless otherwise required by law.

                              (b) At each meeting of stockholders at which the
                  holders of shares of Preferred Stock shall have the right, voting separately as a single class, to elect one director of the Company as provided in Section 6.3 or to take any action, the presence in person or by proxy of the holders of record of a majority of the total number of shares of Preferred Stock then outstanding and entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. For taking of any action as provided in Section 6 by the holders of shares of Preferred Stock, each such holder shall have one vote for each share of such stock standing in its name on the transfer books of the Company as of any record date fixed for such purpose or, if no such date be fixed, at the close of business on the Business Day next preceding the day on which notice is given, or if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held.

                              (c) Each director elected by the holders of shares
                  of Preferred Stock as provided in Section 6.3 shall, unless his or her term shall expire earlier in accordance with the provisions thereof, hold office until the annual meeting of stockholders next succeeding his election or until his or her successor, if any, is elected and qualified. If any director so elected by the holders of Preferred Stock shall cease to serve as a director before his or her term shall expire, the holders of the Preferred Stock then outstanding and entitled to vote for such director may, by written consent as provided herein, or at a special meeting of such holders called as provided herein, elect a successor to hold office for the unexpired term of the director whose place shall be vacant. Any director elected by the holders of shares of Preferred Stock voting separately as a single class may be removed from office with or without cause by the vote or written consent of the holders of at least a majority of the outstanding shares of Preferred Stock, at the time


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                  of removal. A special meeting of the holders of shares of
                  Preferred Stock may be called in accordance with the procedures set forth in this Section 6.

            7. Redemption.

                        7.1 Optional Redemption. At any time from and after the
            Original Issue Date, the Corporation may redeem, out of funds legally available therefor, all or part of the outstanding shares of Preferred Stock for a redemption price per share equal to the Stated Value per share plus dividends accrued and unpaid thereon (the "Redemption Price").

                        7.2 Mandatory Redemption. Upon notice and demand by
            holders of a majority of shares of Preferred Stock given to the Corporation at any time after the eighth anniversary of the Original Issue Date, the Corporation will redeem, out of funds legally available therefor, at the Redemption Price all shares of Preferred Stock issued and outstanding at the date of such notice.

                        7.3 Manner of Redemption.

                              (a) All shares of Preferred Stock shall be
                  redeemed for cash in multiples of $100,000 (in the case of each partial redemption).

                              (b) With respect to any redemption under Section
                  7.1 or 7.2(a) above, the Corporation will give notice of such redemption not less than 10 nor more than 60 days prior to the date fixed for redemption set forth in such notice (the "Redemption Date"), to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock records of the Corporation. Each such notice shall state: (i) the date of the Redemption Date; (ii) the number of shares of Preferred Stock to be redeemed; (iii) the Redemption Price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; (v) that payment in cash will be made upon presentation and surrender of such Preferred Stock; (vi) that dividends on the shares to be redeemed shall cease to accrue immediately after such Redemption Date; and (vii) that dividends accrued to and including the Redemption Date will be paid as part of the Redemption Price. Notice having been given as aforesaid, immediately after the redemption of the number of shares of Preferred Stock set forth in such notice, dividends on the shares of Preferred Stock so called for redemption shall cease to accrue, such shares shall be deemed no longer outstanding and all rights of the holders thereof as stockholder of the Corporation (except the right to receive from the Corporation the Redemption Price) shall cease. Upon surrender in accordance with such notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Board shall so


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

                  require and the notice shall so state), such shares shall be redeemed by the Corporation at the Redemption Price and in the manner aforesaid.

            8. Section Headings. Section headings are for convenience of reference only and shall not constitute a part of this Certificate of Designations or be referred to in connection with the interpretation or construction thereof.

            9. Notices. Any notice required or permitted to be made hereunder may be made by personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, electronic mail or telephone facsimile, but no such notice shall be duly given until it is received by the intended recipient. Notices to the Corporation shall be to its principal place of business and to holders of record of Preferred Stock at their addresses as they appear on the stock records of the Corporation.

5. The minimum amount of stated capital with which the corporation shall commence business is $1,000 dollars. (Not less than one thousand dollars).

6.    Other Provisions.

      The Corporation shall indemnify and advance reasonable expenses to an individual made or threatened to be made a party to a proceeding because he/she is or was a Director of the Corporation to the fullest extent permitted by law under Section 33-771 and Section 33-773 of the Connecticut General Statutes, as may be amended from time to time ("Connecticut General Statutes"). The Corporation shall also indemnify and advance reasonable expenses under Connecticut General Statutes Sections 33-770 to 33-778, inclusive, as amended, to any officer, employee or agent of the Corporation who is not a Director to the same extent as a Director and to such further extent, consistent with public policy, as may be provided by contract, the Certificate of Incorporation of the Corporation, the Bylaws of the Corporation or a resolution of the Board of Directors. In connection with any advance for such expenses, the Corporation may, but need not, require any such officer, employee or agent to deliver a written affirmation of his/her good faith belief that he/she has met the relevant standard of conduct or a written undertaking to repay any funds advanced for expenses if it is ultimately determined that he/she is not entitled to indemnification. The Board of Directors, by resolution, the general counsel of the Corporation, or such additional officer or officers as the Board of Directors may specify, shall have the authority to determine that indemnification or advance for such expenses to any such officer, employee or agent is permissible and to authorize payment of such indemnification or advance for expenses. The Board of Directors, by resolution, the general counsel of the Corporation, or such additional officer or officers as the Board of Directors may specify, shall also have the authority to determine the terms on which the Corporation shall advance expenses to any such officer, employee or agent, which terms need not require delivery by such officer, employee or agent of a written affirmation of his/her good faith belief that he/she has met the relevant standard of conduct or a written undertaking to repay any funds advanced for such expenses if it is ultimately determined that he/she is not entitled to indemnification.


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

      The indemnification and advance for expenses provided for herein shall not be deemed exclusive of any other rights to which those indemnified or eligible for advance for expenses may be entitled under Connecticut law as in effect on the effective date hereof and as thereafter amended or any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      No lawful repeal or modification of this article or the adoption of any provision inconsistent herewith by the Board of Directors and shareholders of the Corporation or change in statute shall apply to or have any effect on the obligations of the Corporation to indemnify or to pay for or reimburse in advance expenses incurred by a director, officer, employee or agent of the Corporation in defending any proceeding arising out of or with respect to any acts or omissions occurring at or prior to the effective date of such repeal, modification or adoption of a provision or statute change inconsistent herewith.


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